UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2026

DESTINY MEDIA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28259	84-1516745
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

400 - 22 E5th Avenue
 Vancouver, British Columbia, Canada V5T 1G8
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (604) 609-7736

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 15, 2026, the Board of Directors of Destiny Media Technologies Inc. (the "Company") appointed Sharath Cherian as the Company's Chief Executive Officer and President. Also effective July 15, 2026, Hyonmyong ("Hoch") Cho ceased serving as the Company's Interim Chief Executive Officer and will continue to serve as Chairman of the Board of Directors.

Mr. Cherian, age 46, has served as a strategic consultant to the Company through Cheri Media, his consulting company, since February 2025, advising the Board of Directors and management on corporate strategy and business initiatives.

From April 2020 to March 2024, Mr. Cherian served as Chief Executive Officer of HipHopDX, a digital music media platform operated by Warner Music Group following its acquisition of the HipHopDX business. In that role, he was responsible for the continued growth and strategic leadership of HipHopDX and contributed to the development and growth of various music and media initiatives within Warner Music Group. Following the conclusion of his leadership role at Warner Music Group in March 2024, Mr. Cherian took a sabbatical to spend time with his family and evaluate strategic business opportunities before joining the Company as a strategic consultant in February 2025.

Prior to the acquisition of HipHopDX by Warner Music Group in 2020, Mr. Cherian was the founder and Chief Executive Officer of Cheri Media, a digital music media company that owned and operated HipHopDX, Roughstock and BattleRap.com. Mr. Cherian founded Cheri Media in 1999 and led the growth of its digital media business until the sale of its assets to Warner Music Group in 2020. Following the sale, Mr. Cherian continued to own and operate Cheri Media.

Effective July 15, 2026, the Company entered into an Employment Agreement (the "Employment Agreement") with Mr. Cherian in connection with his appointment as the Company's Chief Executive Officer and President. The Employment Agreement governs the terms and conditions of Mr. Cherian's employment with the Company and does not have a fixed term and will remain in effect until terminated in accordance with its terms.

Pursuant to the Employment Agreement, Mr. Cherian will receive an annual base salary of US$240,000 and will be eligible to earn an annual performance bonus with a target amount equal to 40% of his annual base salary, subject to the achievement of Company and individual performance objectives established by the Board of Directors. Any earned annual bonus will be payable 40% in cash and 60% in equity, in the form of either a stock award or restricted stock units, as determined by the Board of Directors. In addition, effective July 15, 2026, Mr. Cherian will receive an initial grant of options to purchase an aggregate of 482,000 shares of the Company's common stock under the Company's Long Term Incentive Plan, consisting of (i) 241,000 options with an exercise price of US$0.623 per share, (ii) 120,500 options with an exercise price of US$0.70 per share, and (iii) 120,500 options with an exercise price of US$0.80 per share, in each case subject to the terms and conditions of the Company's Long Term Incentive Plan and the applicable award agreement.

The Employment Agreement also contains customary provisions relating to employee benefits, confidentiality, intellectual property ownership and non-solicitation. In addition, the Employment Agreement provides for severance benefits upon certain qualifying terminations of employment, including severance equal to six months of base salary (subject to increase based on years of service) and a prorated annual bonus, and enhanced severance benefits following certain qualifying terminations in connection with a change in control of the Company, subject in each case to Mr. Cherian's execution of a customary release of claims.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Cherian and any other person pursuant to which he was appointed as Chief Executive Officer, other than the Employment Agreement described and the approval of the Board of Directors. There are no family relationships between Mr. Cherian and any director or executive officer of the Company, and there are no transactions involving Mr. Cherian requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD

On July 14, 2026, the Company issued a press release announcing the appointment of Mr. Cherian, a copy of which is attached as Exhibit 99.1 and which is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement between Destiny Media Technologies Inc. and Sharath Cherian, dated July 15, 2026.

99.1	News Release dated July 14, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINY MEDIA TECHNOLOGIES INC.

Date:  July 16, 2026

By: /s/ Assel Mendesh

Assel Mendesh

Chief Financial Officer

(Principal Financial and Accounting Officer)